UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2009

MAUI GENERAL STORE, INC.
(Exact Name of Registrant as Specified in its Charter)

New York	0-25319	84-1275578
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
21 West 39th Street, Suite 2A, New York, NY 10018
(Address of Principal Executive Offices)

(212) 391-2752
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

9  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

9  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

9  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

9  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02

Appointment of Certain Officers

Since June 6, 2008 Fu Qiang has been the sole officer of Maui General Store, Inc.  On January 25, 2009 the Registrant’s Board of Directors appointed additional individuals to serve as the officers of the Company.    The officers of Maui General Store are now:

Chairman of the Board	Fu Qiang
Chief Executive Officer	Fu Qiang
President (Chief Operating Officer)	Huo Hong
Chief Financial Officer	Hu Yumei

Fu Qiang.  Mr. Fu has been employed since 2003 as the President of our subsidiary, Heilongjiang Hairong Science and Technology Development Co Ltd. (“Hairong”).  Previously Fu Qiang was employed as Vice General Manager by Heilongjiang Guangsha Group, a construction company, where he was responsible for business development and new construction management.  In 1998 Fu Qiang earned a Bachelor’s Degree in Business Administration from Beijing Union University.  In 1996 he earned a Bachelor’s Degree in Law from Heilongjiang Political Management and Law College.  Fu Qiang is the son of Fu Zhiguo, who is also a member of the Board of Directors.  Mr. Fu is 32 years old.

Huo Hong.  Ms. Huo has been employed by Hairong as its U.S. agent since 2008.  Since 2006 Ms. Huo has also been employed as Producer, Financial Reporter, and Marketing Director by Wall Street Multimedia, which provides financial news content in the U.S. and China.  Since 2004 Ms. Huo has also been employed as a Correspondent by The Global Times.  From 2004 to 2006 Ms. Huo was employed as a Marketing Executive by Jam-Aimee Jewelry, and from 2002 to 2004 Ms. Huo was employed as Assistant to the President of American Jewelry Design, Inc.  In 2006 Ms. Huo was awarded a Masters Degree in Marketing by Baruch University; in 2002 she was awarded a B.A. with a concentration in Business Administration by the University of Colorado.  Ms. Huo is 35 years old.

Hu Yumei.   Ms. Hu has been employed as Chief Financial Officer of Hairong and its predecessor since 2006, with responsibilities for both the accounting and the finance departments.  From 1986 to 2003 Ms. Hu served as Chief Financial Officer of Harbin XinYang Group, which was engaged in the construction industry.  In 1986 Ms. Hu was awarded a Bachelor’s Degree with a concentration in Economics by the Heilongjiang Province Economy Institute of Cadres Management.  Ms. Hu is 40 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAUI GENERAL STORE, INC.

Dated: January 26, 2009

By:/s/ Fu Qiang

       Fu Qiang

       Chief Executive Officer